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                         CONSENT OF GRANT THORNTON LLP

                                                                    EXHIBIT 23.1

We have issued our report dated January 17, 1998 (except for Note K, as to which the date is February 10, 1998), accompanying the consolidated financial statements of FCG Enterprises, Inc. and subsidiaries (d.b.a. First Consulting Group) contained in the Post Effective Amendment No. 1 of the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Post Effective Amendment No. 1 of the Registration Statement and Prospectus, and to the use of our name as it appears under the captions "Experts" and "Selected Consolidated Financial Data."

                                          /s/ Grant Thornton LLP

Los Angeles, California
February 13, 1998